PetIQ, Inc. Reports Record Second Quarter 2020 Financial Results

Consolidated Net Sales Increased 21.0% Year-Over-Year to $267.0 Million, Despite Services Segment Closures Related to COVID-19

Outlines Services Segment Reopening Plan

Provides Third Quarter Net Sales and Adjusted EBITDA Guidance

EAGLE, Idaho – August 6, 2020 – PetIQ, Inc. (“PetIQ” or the “Company”) (Nasdaq: PETQ), a leading pet medication and wellness company, today reported financial results for the three and six months ended June 30, 2020.

“We are very proud of our record quarterly sales which are a testament to the strength of our team and the diversification of our business model. Growth in our Products segment fueled our quarterly results as the community clinics and wellness centers in our Services segment were temporarily closed during the quarter due to COVID-19,” commented Cord Christensen, PetIQ’s Chairman and Chief Executive Officer.  “All of our manufacturing and distribution facilities remained fully operational throughout the quarter and enabled us to deliver better than 99% fill rates across our customer base. Our team demonstrated incredible perseverance and agility to identify solutions in a challenging operating environment.  In the Services segment we implemented new safety, sanitation and support protocols and are now aggressively executing against our re-opening plan, which we expect to position us with 95% of our community clinics and wellness centers back in operation by the end of the third quarter of 2020.  We are pleased that in the locations we have re-opened to-date pet counts and average ticket per pet are quickly returning to pre-COVID levels. Looking ahead, we believe we remain well positioned for continued growth across both of our business segments as the humanization of pets continues to grow, representing a strong tailwind for our business of providing affordable and convenient access to veterinarian services, prescriptions, and OTC medications.”

Second Quarter 2020 Highlights Compared to Prior Year Period

●	Record second quarter net sales of $267.0 million, an increase of 21.0%, despite Services segment closures related to COVID-19
●	Product segment net sales of $264.3 million, an increase of 35.8%
●	Services Segment net revenues of $2.7 million compared to $26.0 million for the same period last year
●	Net loss of $2.0 million compared to net income of $5.9 million in the prior year period, primarily due to $8.9 million of integration expenses; $4.4 million from COVID-19 impacts related to the temporary closure of more than 3,600 community clinics and 99 wellness centers in the Services segment, including direct labor costs as the Company continued to pay employees and $2/hour incentive to frontline manufacturing and distribution workforce in the Products segment; $3.7 million of incremental interest expense; and $2.7 million of additional net non-same store loss contribution
●	Adjusted net income of $17.1 million compared to adjusted net income of $15.8 million
●	Adjusted EBITDA of $28.3 million, an increase of 35.9%
●	The Company generated $26.2 million in excess cash from operations for the quarter
●	Closed the acquisition of the Capstar® portfolio of products on July 31, 2020

●	Giving effect to the Capstar® acquisition closing, the Company has total liquidity of approximately $102 million, and an additional $15 million available via an accordion feature of the credit agreement for a total of $117 million

Provides Update on Services Segment Reopening Plan

●	As of today, the Company has re-opened 60% of its wellness centers and has piloted and started to re-open community clinics
●	The Company expects to re-open approximately 95% of its community clinics and wellness centers by the end of the third quarter of 2020
●	27 new wellness centers under construction prior to the on-set of the pandemic are all expected to have grand openings in the fourth quarter of 2020
●	Results from recent re-openings have demonstrated a quick return in customer traffic and average ticket to pre COVID-19 rates
●	The Company instituted new sanitation, safety and support protocols since the closure of all service locations as a result of the pandemic to ensure that all locations once re-opened are able to remain in operation as an essential business through any future virus outbreaks
●	Launched Telehealth Platform for community clinics and wellness centers to virtually provide pet health and wellness services to pet parents and their pets

Second Quarter 2020 Financial Results

Net sales increased 21.0% to $267.0 million for the second quarter of 2020, compared to $220.6 million for the same period in the prior year. Product segment sales were $264.3 million and Services segment revenues were $2.7 million in the second quarter of 2020. The increase in consolidated net sales primarily reflects growth in existing retail partners and sales contribution from the Perrigo Animal Health acquisition, with an emphasis on the Company’s prescription drug program at e-commerce partners due to evolving consumer shopping habits as a result of stay-at-home orders associated with COVID-19. Management estimates that the Services segment would have contributed approximately a total of $29 million in net revenues if Services locations had remained open and performed at budget in the second quarter.

Second quarter 2020 gross profit was $42.2 million, an increase of 20.9% compared to $34.9 million in the prior year period. Gross margin was consistent with prior year period 15.8%.  Adjusted gross profit was $47.3 million and adjusted gross margin was 17.7% for the second quarter 2020, which reflects the addition of costs associated with the temporary Services segment closures and non-same store loss contribution.  Management estimates that the Services segment would have contributed an additional 210 basis points to gross margin if Services locations had remained open and performed at budget in the second quarter.

Net loss was $2.0 million for the second quarter of 2020 compared to net income of $5.9 million in the prior year period. The second quarter of 2020 net loss was primarily due to $8.9 million of integration expenses; $4.4 million from COVID-19 impacts related to the temporary closure of more than 3,600 community clinics and 99 wellness centers in the Services segment, including direct labor costs as the Company continued to pay employees and $2/hour incentive to frontline manufacturing and distribution workforce in the Products segment; $3.7 million of incremental interest expense; and $2.7 million of additional net non-same store loss contribution.

Adjusted net income was $17.1 million, an increase of 8.2% compared to $15.8 million of adjusted net income in the prior year period.

Second quarter adjusted EBITDA increased 35.9% to $28.3 million compared to $20.8 million in the prior year period. Adjusted EBITDA margin increased 110 basis points to 10.6% compared to 9.5% in the prior year period.

Adjusted gross profit, adjusted net income and adjusted EBITDA are non-GAAP financial measures.  The Company believes these non-GAAP financial measures provide investors with additional insight into the way management views reportable segment operations in light of changes in the Company’s operations, including the increase of manufacturing operations as a result of the Perrigo Animal Health Acquisition in the Products segment and the growth of the Company’s wellness centers, host partners, and regions within the Services segment.  See “Non-GAAP Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation to the most comparable GAAP measure.

Segment Results

Products:

For the second quarter of 2020, Product segment net sales increased 35.8% to $264.3 million. Product adjusted EBITDA increased 98% to $41.9 million.  This compares to Product segment sales and adjusted EBITDA of $194.6 million and $21.1 million, respectively, for the second quarter of 2019.

All manufacturing and distribution facilities are fully operational and have maintained production and fill rates in excess of 99% since the onset of COVID-19.  The Company paid an additional $2 per hour to its manufacturing and distribution work force in the quarter and implemented safety, sanitation and support protocols in all facilities to minimize exposure and protect team members from COVID-19.

Services:

For the second quarter of 2020, Services segment net revenues were $2.7 million compared to $26.0 million in the same period last year.  Services adjusted EBITDA of $1.1 million compared to $6.8 million in the second quarter of 2019. Management estimates that the Services segment would have contributed an additional $26 million of net revenue and approximately $5.0 million of adjusted EBITDA if the Services locations had remained open and performed at budget in the second quarter. Based on these management estimates, the Services segment net revenues and adjusted EBITDA for the second quarter of 2020 would have been approximately $29.0 million and $6.0 million, respectively.

Cash Flow and Balance Sheet

As of June 30, 2020, the Company had cash and cash equivalents of $117.0 million.  The Company’s long-term debt balance, which is largely comprised of its revolving credit facility, term loan and convertible debt issued in the quarter, was $357.8 million as of June 30, 2020. After giving effect for the July 31, 2020 closing of the Company’s $95 million acquisition of Capstar®, the Company had total liquidity of approximately $102 million, and an additional$15 million available via an accordion feature of the credit agreement for a total of $117 million.

Working capital increased $145.5 million for the year-to-date period ended June 30, 2020 versus year end, primarily due $123 million in net proceeds from the convertible note offering, as well as positive operating cash flows, offset by growth in working capital assets and paydowns on the Company’s ABL.

Third Quarter Guidance

As previously announced, the Company’s annual guidance provided on March 10, 2020 remains suspended due to the uncertainty surrounding the impact and duration from the COVID-19 pandemic on its Services segment.

Based on these factors, the Company is providing third quarter 2020 guidance of:

●	Consolidated net sales in the range of $160 million to $170 million, including minimal contribution from the Services segment as it executes on its aforementioned re-opening plan during the quarter.
●	Adjusted EBITDA* in the range of $15 million to $18 million. This third quarter guidance assumes very minimal contribution from the Services segment and the Capstar® acquisition that closed on July 31, 2020, due to seasonality that is consistent with PetIQ’s existing flea and tick business and on-hand inventory that the Company is carrying at its historical distributed product margin profile until the middle of September when the Company will first realize its advantageous manufactured margin profile for the Capstar® portfolio of products that are now under the Company’s ownership. The Company expects normal margin and contribution for the fourth quarter and beyond from Capstar®.

The Company continues to expect full year 2021 incremental EBITDA contribution from Capstar® of greater than $20 million. Long-term, the Company remains confident in achieving its strategic and financial objectives.

*The Company does not provide guidance for the most directly comparable GAAP measure, net income, and similarly cannot provide a reconciliation between its forecasted adjusted EBITDA and net income metrics without unreasonable effort due to the unavailability of reliable estimates for certain items. These items are not within the Company’s control and may vary greatly between periods and could significantly impact future financial results.

Conference Call and Webcast

The Company will host a conference call with members of the executive management team to discuss these results with additional comments and details. The conference call is scheduled to begin at 4:30 p.m. ET on Thursday, August 6, 2020. To participate on the live call listeners in North America may dial 855-327-6837 and international listeners may dial 631-891-4304.

In addition, the call will be broadcast live over the Internet hosted at the “Investors” section of the Company's website at www.PetIQ.com. A telephonic playback will be available through August 27, 2020. North American listeners may dial 844-512-2921 and international listeners may dial 412-317-6671 the passcode is 10010263.

About PetIQ

PetIQ is a leading pet medication and wellness company delivering a smarter way for pet parents to help their pets live their best lives through convenient access to affordable veterinary products and services.  The company engages with customers through more than 60,000 points of distribution across retail and e-commerce channels with its branded distributed medications, which is further supported by its own world-class medications manufacturing facility in Omaha, Nebraska.  The company’s national service platform, VIP Petcare, operates in over 3,400 retail partner locations in 41 states providing cost effective and convenient veterinary wellness services.  PetIQ believes that pets are an important part of the family and deserve the best products and care we can give them.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plan,"

"project," "continuing," "ongoing," "expect," "believe," "intend," "may," "will," "should," "could" and similar expressions.  Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, the impact of COVID-19 on our business and the global economy; our ability to successfully grow our business through acquisitions; our dependency on a limited number of customers; our ability to implement our growth strategy effectively; disruptions in our manufacturing and distribution chains; competition from veterinarians and others in our industry; reputational damage to our brands; economic trends and spending on pets; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to manage our manufacturing and supply chain effectively; disruptions in our manufacturing and distribution chains; our ability to introduce new products and improve existing products; our failure to protect our intellectual property; costs associated with governmental regulation; our ability to keep and retain key employees; our ability to sustain profitability; and the risks set forth under the “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2019, our Form 10-Q for the quarter ended March 31, 2020 and other reports filed time to time with the Securities and Exchange Commission.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. GAAP, PetIQ uses the following non-GAAP financial measures: Adjusted net income, Adjusted gross profit, Adjusted EBITDA, and Adjusted EBITDA Margin.

Adjusted net income consists of net income adjusted for tax expense, acquisition expenses, COVID-19 related costs, integration costs and costs of discontinued clinics, new clinic launch expense, and stock based compensation expense.  Adjusted net Income is utilized by management: to evaluate the effectiveness of our business strategies.

Adjusted gross profit consists of gross profit adjusted for COVID-19 related costs, gross profit (loss) on veterinarian clinics and wellness centers that are not part of same store sales, and new clinic launch expense.  Adjusted gross profit is utilized by management to evaluate the effectiveness of our business strategies.

EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA represents net income before interest, income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA plus adjustments for transactions that management does not believe are representative of our core ongoing business. Adjusted EBITDA margin is adjusted EBITDA stated as a percentage of net sales.  Adjusted EBITDA is utilized by management: (i) as a factor in evaluating management's performance when determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) allow for improved comparability over prior periods due to significant growth in the Company’s new wellness centers.  The Company presents EBITDA because it is a necessary component for computing adjusted EBITDA.

We believe that the use of adjusted net income, adjusted gross profit, adjusted EBITDA, and adjusted EBITDA margin provide additional tools for investors to use in evaluating ongoing operating results and trends. In addition, you should be aware when evaluating adjusted net income, adjusted gross profit, adjusted EBITDA and adjusted EBITDA margin, that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by these or other unusual or non-recurring items. Our computation of adjusted net income, adjusted gross profit, adjusted EBITDA and adjusted EBITDA margin may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate adjusted net income, adjusted gross profit, adjusted EBITDA and adjusted EBITDA margin in the same manner.  Our management does not, and you should not, consider adjusted net income, adjusted gross profit, adjusted EBITDA margin, or adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of adjusted net income, adjusted gross profit, adjusted EBITDA margin, and adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements.  See a reconciliation of Non-GAAP measures to the most comparable GAAP measure, in the financial tables that accompany this release.

Definitions

●	Community clinic – A community clinic is defined as an event, or a visit to a retail host partner location, by the Company’s veterinary staff utilizing the Company’s mobile service vehicles. Clinic locations and schedules vary by location and seasonally. Due to the non-standardization of the Company’s community clinics, these clinics are grouped as part of geographic regions. New regions and host partners are excluded from the same store sale calculation until they have six full consecutive quarters of operations.
●	Wellness center – A wellness center is a physical fixed service location within the existing footprint of one of our retail partners. These wellness centers operate under a variety of brands based on the needs of our partner locations.
●	Regional offices – Regional offices support the operations of the Company’s services segment which include its veterinarian community clinics and wellness centers. These offices are staffed with field management and other operational staff.

CONTACT:

Investor Relations Contact:	Media Relations Contact:
ICR Jeff Sonnek 646-277-1263 jeff.sonnek@icrinc.com	ICR Cory Ziskind 646-277-1232 cory.ziskind@icrinc.com

PetIQ, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in 000’s except for per share amounts)

	June 30, 2020	December 31, 2019
Current assets
Cash and cash equivalents	$117,023	$27,272
Accounts receivable, net	145,323	71,377
Inventories	111,300	79,703
Other current assets	9,510	7,071
Total current assets	383,156	185,423
Property, plant and equipment, net	57,471	52,525
Operating lease right of use assets	19,768	20,785
Deferred tax assets	58,660	59,780
Other non-current assets	1,955	3,214
Intangible assets, net	115,362	119,956
Goodwill	230,658	231,045
Total assets	$867,030	$672,728
Liabilities and equity
Current liabilities
Accounts payable	$91,492	$51,538
Accrued wages payable	10,950	9,082
Accrued interest payable	1,198	83
Other accrued expenses	13,017	3,871
Current portion of operating leases	4,717	4,619
Current portion of long-term debt and finance leases	3,855	3,821
Total current liabilities	125,229	73,014
Operating leases, less current installments	15,552	16,580
Long-term debt, less current installments	357,795	251,376
Finance leases, less current installments	2,840	3,331
Other non-current liabilities	2,523	117
Total non-current liabilities	378,710	271,404
Commitments and contingencies (Note 13)
Equity
Additional paid-in capital	344,568	300,120
Class A common stock, par value $0.001 per share, 125,000 shares authorized; 24,658 and 23,554 shares issued and outstanding, respectively	24	23
Class B common stock, par value $0.001 per share, 100,000 shares authorized; 3,770 and 4,752 shares issued and outstanding, respectively	4	5
Accumulated deficit	(19,897)	(15,903)
Accumulated other comprehensive loss	(1,774)	(1,131)
Total stockholders' equity	322,925	283,114
Non-controlling interest	40,166	45,196
Total equity	363,091	328,310
Total liabilities and equity	$867,030	$672,728

PetIQ, Inc.

Condensed Consolidated Statements of (Loss) Income

(Unaudited, in 000’s, except for per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019

Product sales	$264,307	$194,606	$430,587	$320,690
Services revenue	2,675	26,028	23,173	48,380
Total net sales	266,982	220,634	453,760	369,070
Cost of products sold	217,469	167,845	352,248	275,909
Cost of services	7,329	17,889	27,174	33,531
Total cost of sales	224,798	185,734	379,422	309,440
Gross profit	42,184	34,900	74,338	59,630
Operating expenses
General and administrative expenses	38,492	24,450	70,182	44,988
Contingent note revaluations gain	—	1,460	—	780
Operating income	3,692	8,990	4,156	13,862
Interest expense, net	(5,967)	(2,242)	(10,671)	(4,179)
Foreign currency gain (loss), net	52	49	125	(73)
Other income, net	324	2	689	15
Total other expense, net	(5,591)	(2,191)	(9,857)	(4,237)
Pretax net (loss) income	(1,899)	6,799	(5,701)	9,625
Income tax (expense) benefit	(61)	(881)	1,108	(1,381)
Net (loss) income	(1,960)	5,918	(4,593)	8,244
Net (loss) income attributable to non-controlling interest	(69)	2,103	(599)	2,818
Net (loss) income attributable to PetIQ, Inc.	$(1,891)	$3,815	$(3,994)	$5,426
Net (loss) income per share attributable to PetIQ, Inc. Class A common stock
Basic	$(0.08)	$0.17	$(0.17)	$0.25
Diluted	$(0.08)	$0.17	$(0.17)	$0.24
Weighted Average shares of Class A common stock outstanding
Basic	24,425	22,365	24,077	22,087
Diluted	24,425	22,597	24,077	22,284

PetIQ, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in 000’s)

	For the Six Months Ended June 30,
	2020	2019
Cash flows from operating activities
Net (loss) income	$(4,593)	$8,244
Adjustments to reconcile net (loss) income to net cash used in operating activities
Depreciation and amortization of intangible assets and loan fees	11,797	6,056
Gain on disposition of property, plant, and equipment	(369)	(62)
Stock based compensation expense	4,402	3,146
Deferred tax adjustment	(1,109)	1,638
Contingent note revaluation	—	780
Other non-cash activity	65	56
Changes in assets and liabilities
Accounts receivable	(74,138)	(40,218)
Inventories	(31,627)	(6,294)
Other assets	(1,073)	1,250
Accounts payable	39,528	6,656
Accrued wages payable	1,847	1,407
Other accrued expenses	12,766	(717)
Net cash used in operating activities	(42,504)	(18,058)
Cash flows from investing activities
Proceeds from disposition of property, plant, and equipment	429	69
Purchase of property, plant, and equipment	(10,425)	(1,730)
Net cash used in investing activities	(9,996)	(1,661)
Cash flows from financing activities
Proceeds from issuance of convertible notes - liability component	90,465	—
Proceeds from issuance of convertible notes - equity component	53,285	—
Payment for Capped Call options	(14,821)	—
Proceeds from issuance of long-term debt	457,200	323,144
Principal payments on long-term debt	(438,874)	(331,856)
Payment of financing fees on Convertible Notes	(5,819)	—
Tax distributions to LLC Owners	(46)	(1,378)
Principal payments on finance lease obligations	(761)	(737)
Payment of deferred financing fees and debt discount	(275)	(50)
Tax withholding payments on Restricted Stock Units	(186)	—
Exercise of options to purchase class A common stock	2,171	798
Net cash provided by (used in) financing activities	142,339	(10,079)
Net change in cash and cash equivalents	89,839	(29,798)
Effect of exchange rate changes on cash and cash equivalents	(88)	2
Cash and cash equivalents, beginning of period	27,272	66,360
Cash and cash equivalents, end of period	$117,023	$36,564

PetIQ, Inc.

Summary Segment Results

(Unaudited, in 000’s)

	For the three months ended		For the six months ended
$'s in 000's	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Services segment sales:
Same-store sales	$1,722	$23,873	$19,938	$44,709
Non same-store sales	953	2,155	3,235	3,671
Net services segment sales	2,675	26,028	23,173	48,380
Products segment sales	264,307	194,606	430,587	320,690
Total net sales	266,982	220,634	453,760	369,070

Adjusted EBITDA
Products	41,851	21,156	66,130	34,712
Services	1,112	6,804	3,101	12,081
Unallocated Corporate	(14,657)	(7,130)	(26,467)	(15,091)
Total Adjusted EBITDA	$28,306	$20,831	$42,764	$31,703

PetIQ, Inc.

Reconciliation between gross profit and adjusted gross profit

(Unaudited, in 000’s)

	For the three months ended		For the six months ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Gross profit	$42,184	$34,900	$74,338	$59,630
Plus:
Non same-store gross loss(5)	2,082	1,256	5,523	2,690
COVID-19 related costs	2,996	—	2,996	—
Adjusted gross profit	$47,262	$36,156	$82,857	$62,320

PetIQ, Inc.

Reconciliation between Net (Loss) Income and Adjusted EBITDA

(Unaudited, in 000’s)

	For the three months ended		For the six months ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net income	$(1,960)	$5,918	$(4,593)	$8,244
Plus:
Tax expense (benefit)	61	881	(1,108)	1,381
Depreciation	2,983	1,529	5,856	3,183
Amortization	2,250	1,278	4,492	2,557
Interest	5,967	2,242	10,671	4,179
EBITDA	$9,301	$11,848	$15,318	$19,544
Acquisition costs(1)	146	2,889	732	3,465
Stock based compensation expense	1,844	1,602	4,402	3,146
Non same-store revenue(2)	(953)	(2,155)	(3,235)	(3,671)
Non same-store costs(2)	3,698	4,045	10,098	7,296
Fair value adjustment of contingent note(3)	—	1,460	—	780
Integration costs and costs of discontinued clinics(4)	8,850	1,142	9,304	1,142
Clinic launch expenses(5)	603	—	1,279	—
Litigation expenses	384	—	433	—
COVID-19 related costs(6)	4,433	—	4,433	—
Adjusted EBITDA	$28,306	$20,831	$42,764	$31,703
Adjusted EBITDA Margin	10.6%	9.5%	9.5%	8.7%

(1)	Acquisition costs include legal, accounting, banking, consulting, diligence, and other out-of-pocket costs related to completed and contemplated acquisitions.
(2)	Non same-store revenue and costs relate to our Services segment and are from wellness centers, host partners, and regions with less than six full trailing quarters of operating results.
(3)	Fair value adjustment on the contingent note represents the non cash adjustment to mark the 2019 Contingent Note to fair value.
(4)	Integration costs and costs of discontinued clinics represent costs related to integrating the acquired businesses, such as personnel costs like severance and signing bonuses, consulting work, contract termination, and IT conversion costs. These costs are primarily in the Products segment and the corporate segment for personnel costs, legal and consulting expenses, and IT costs.
(5)	Clinic launch expenses relate to our Services segment and represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business
(6)	Costs related to maintaining service segment infrastructure, staffing, and overhead related clinics and wellness centers closed due to COVID-19 related health and safety initiatives. Product segment and unallocated corporate costs related to incremental wages paid to essential workers and sanitation costs due to COVID

PetIQ, Inc.

Reconciliation between net (loss) income and adjusted net income

(Unaudited, in 000’s)

	Three Months Ended		Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net (loss) income	$(1,960)	$5,918	$(4,593)	$8,244
Plus:
Tax expense (benefit)	61	881	(1,108)	1,381
Acquisition costs(1)	146	2,889	732	3,465
Integration costs and costs of discontinued clinics(2)	8,850	1,142	9,304	1,142
Stock based compensation expense	1,844	1,602	4,402	3,146
Fair value adjustment of contingent note(3)	—	1,460	—	780
Non same-store revenue(4)	(953)	(2,155)	(3,235)	(3,671)
Non same-store costs(4)	3,698	4,045	10,098	7,296
Clinic launch expenses(5)	603	—	1,279	—
Litigation expenses	384	—	433	—
COVID-19 related costs(6)	4,433	—	4,433	—
Adjusted Net income	$17,106	$15,782	$21,745	$21,783

(1)	Acquisition costs include legal, accounting, banking, consulting, diligence, and other out-of-pocket costs related to completed and contemplated acquisitions.
(2)	Non same-store revenue and costs relate to our Services segment and are from wellness centers, host partners, and regions with less than six full trailing quarters of operating results.
(3)	Fair value adjustment on the contingent note represents the non cash adjustment to mark the 2019 Contingent Note to fair value.
(4)	Integration costs and costs of discontinued clinics represent costs related to integrating the acquired businesses, such as personnel costs like severance and signing bonuses, consulting work, contract termination, and IT conversion costs. These costs are primarily in the Products segment and the corporate segment for personnel costs, legal and consulting expenses, and IT costs.
(5)	Clinic launch expenses relate to our Services segment and represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business
(6)	Costs related to maintaining service segment infrastructure, staffing, and overhead related clinics and wellness centers closed due to COVID-19 related health and safety initiatives. Product segment and unallocated corporate costs related to incremental wages paid to essential workers and sanitation costs due to COVID